Exhibit 10.6

March 18, 2020

Mr. Kenneth R. Trammell

Dear Ken:

I am pleased to inform you that Tenneco Inc.’s (“Tenneco”) Board of Directors has elected to offer you the position of Tenneco’s Interim Executive Vice President and Chief Financial Officer.

The key terms of Tenneco’s offer of employment are described below.

1.	Position: Your position will be Interim Executive Vice President and Chief Financial Officer of Tenneco, reporting directly to Brian Kesseler, Chief Executive Officer.

2.	Employment Period: Your employment period is from April 1, 2020 through August 14, 2020.

3.
Base Salary: Your base salary will be $1,000,000 for the employment period ($111,111.11 paid semi-monthly), less applicable taxes and withholding, paid in accordance with Tenneco’s normal payroll practices. If services are required after the end of the employment period, your base salary will continue to be paid at the rate of $111,111.11 (less applicable taxes and withholding) through August 31, 2020 and additional compensation for future periods will be negotiated.

4.	Annual Incentive Compensation: You will not be eligible to participate in Tenneco’s annual incentive plan.

5.
Long-Term Incentive Compensation: You will be granted an award of restricted stock units (RSUs) with respect to Tenneco common stock with a value of $500,000. The number of Tenneco RSUs will be based on the 10-trading day volume weighted average price (VWAP) of Tenneco common stock prior to April 1, 2020. The RSUs will vest as of August 14, 2020 (or, if earlier, the date on which Tenneco appoints a new Chief Financial Officer if you are employed on that date) and will be settled shortly thereafter. Other terms and conditions of the RSUs will be set forth in an award agreement that will be provided to you. It is not expected that you will receive any long-term incentive grants under the Tenneco Inc. 2006 Long-Term Incentive Plan.

6.
Retirement Plans: You will be eligible to participate in the DRiV 401(k) Plan that currently provides a 100% company match on your first 3%, and 50% of your next 2%, of base pay contributions subject to plan and IRS maximums and provides a base pay company retirement contribution of between 2.5% and 4% of salary (depending on your age at the relevant time, subject to 401(k) Plan and IRS maximums).

You will also be eligible to participate in the DRiV Excess Benefit Plan that will provide you with matching contributions and company retirement contributions at the rate applicable under the plan on your compensation in excess of the IRS limitation on compensation under section 401(a)(17) of the Internal Revenue Code.

Your prior service with Tenneco will be counted toward any vesting/eligibility requirements under the 401(k) plan and the Excess Benefit Plan.

You will not be eligible to participate in Tenneco or DRiV defined benefit plans.

7.
Severance Benefits: You will not be eligible to participate in any severance plans or policies of Tenneco, DRiV or their affiliates, including the Tenneco Inc. Change in Control Severance Benefit Plan for Key Executives (the “CIC Severance Plan”) or the Tenneco Automotive Operating Company Inc. Severance Plan (the “Severance Plan”). To the extent applicable, this letter is deemed to be an amendment of the CIC Severance Plan consistent with the foregoing and this letter is considered to be an individual agreement providing termination benefits for purposes of the Severance Plan.

8.
Insider Trading Policy: You will be subject to Tenneco’s Insider Trading Policy, which, among other things, limits the timing and types of transactions you may make with respect to Tenneco securities and related derivatives.

9.	Health and Welfare Benefits: You will be eligible to participate in DRiV’s broad-based health and welfare plans in a manner consistent with other similarly-situated employees.

10.
Employment at Will: This offer does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without cause.

Ken, please contact me to acknowledge your acceptance or with any other questions or concerns.

Sincerely,

By: /s/ Kaled Awada
Kaled Awada
Senior Vice President and Chief Human Resources Officer
Tenneco Automotive Operating Company Inc., a Tenneco company

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I have read, understood and accept this offer of employment at a subsidiary of Tenneco Inc.

By: /s/ Kenneth R. Trammell Date: March 18, 2020

Print Name: Kenneth R. Trammell